Service Corporation International Announces Support Agreement With
                           Keystone North America Inc.

HOUSTON, Oct. 15 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SCI), which owns and operates funeral service locations and cemeteries, today announced the execution of a definitive support agreement with Keystone North America Inc. "Keystone." Under the terms of the agreement, SCI has agreed to offer to purchase all the outstanding common shares of Keystone, including those represented by income participating securities, at C$8.00 per share, for a total estimated transaction value of approximately $256 million (including Keystone's outstanding debt).

The offer price represents a 38% premium to Keystone's most recent 50-day average share price and is conditioned upon, among other things, the tender of at least two-thirds of the outstanding shares of Keystone's common shares, calculated on a fully diluted basis. The Boards of Directors of both companies have unanimously approved the transaction.

The transaction is anticipated to close in the first quarter of 2010, subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Act. SCI has substantial cash on hand which will be used in the transaction and has also received a commitment letter from JPMorgan Chase Bank, N.A. and Bank of America, N.A. for a $250 million bridge facility. SCI believes that it has a number of debt capital market alternatives and will determine the optimal funding structure consisting of a combination of long-term permanent debt and short-term pre-payable debt prior to the close of the transaction. Upon closing, the transaction is expected to be immediately accretive to SCI's cash flow and earnings in 2010.

SCI, headquartered in Houston, Texas is North America's leading provider of death-care products and services. At June 30, 2009, SCI owned and operated 1,264 funeral homes and 365 cemeteries in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico.

Keystone, headquartered in Tampa, Florida is North America's 5th largest provider of death-care products and services with 199 funeral homes and 15 cemeteries operating in 31 states and the Province of Ontario, focusing specifically on the small to mid-size markets.

"Our current portfolio has over 300 similarly positioned businesses which consistently generate solid margins and predictable cash flows," said SCI President and CEO Tom Ryan. "We believe the opportunity to nearly double our presence in this attractive segment through an accretive transaction will generate significant value for our shareholders."

"The migration of the Baby-Boomer generation to suburban and rural areas over the coming years will represent a significant opportunity for growth," added SCI Executive Vice President and Chief Operating Officer Mike Webb. "This transaction and the addition of key members of the Keystone Management team, including President and CEO Steve Tidwell, will position us as the unparalleled leader in this market with over 500 businesses, generating more than $350 million in revenues and serving over 68,000 families per year."

Keystone President and CEO Steve Tidwell stated, "Clearly the potential of this business combination is compelling. With this enhanced operating platform and the combined talent of our two organizations, we believe we can grow this business segment organically and through strategic acquisitions at very reasonable prices, further leveraging our scale in pursuit of customers that value our services."

"As demonstrated with our purchase of Alderwoods in 2006, we have a proven capability of successfully integrating large acquisitions," concluded Ryan. "I applaud the SCI team and thank them in advance for their efforts."

BMO Capital Markets acted as exclusive financial advisor to Keystone. J.P. Morgan Securities Inc. served as exclusive advisor to SCI.

FORWARD-LOOKING STATEMENTS

Information set forth in this release contains forward-looking statements, which involve a number of risks and uncertainties. SCI cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transaction involving SCI and Keystone, including future financial and operating results, the anticipated timing of the closing of the transaction, the combined company's plans, objectives, expectations and intentions and other statements that are not historical facts.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the ability to obtain regulatory approvals of the transaction on the proposed terms and schedule; the failure to achieve the minimum tender condition in the tender offer; the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers. Additional factors that may affect future results are contained in SCI's filings with the SEC, which are available at SCI's website www.sci-corp.com or at the SEC's web site www.sec.gov. SCI disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise, except as required by applicable law.

IMPORTANT ADDITIONAL INFORMATION

A take-over bid circular containing the terms of the offer will be mailed to Keystone shareholders, together with Keystone's directors' circular unanimously recommending acceptance of the offer, on or before November 16, 2009. Once mailed, these documents will also be available on SEDAR at www.sedar.com. The offer will be open for acceptance for at least 36 days (subject to any extension) and will be conditional upon, among other things, at least two-thirds of the outstanding shares of Keystone (on a fully diluted basis) being validly deposited under the tender offer and not withdrawn. In addition, the offer will also be subject to other customary conditions, including the receipt of regulatory approvals.

The Support Agreement entered into between SCI and Keystone provides for, among other things, a non-solicitation covenant on the part of Keystone, customary "fiduciary out" provisions which entitle Keystone to consider and accept a superior proposal, SCI's right to match and the payment to SCI of a break fee in an amount and in circumstances that is typical for a transaction of this nature.


For additional information contact:

Service Corporation International
Investors:  Debbie Young - Director / Investor Relations
(713) 525-9088
Media:  Lisa Marshall - Managing Director / Corporate Communications
(713) 525-3066



CONTACT: Investors, Debbie Young - Director / Investor Relations,
+1-713-525-9088, or Media, Lisa Marshall - Managing Director / Corporate Communications, +1-713-525-3066, both of Service Corporation International